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                                                Exhibit 23.6








                INDEPENDENT AUDITORS' CONSENT


We consent to incorporation by reference in the Registration Statements (No. 33-32378, 33-67924, 333-48643 and 333-66873)
on Form S-8 and the Registration Statements (No. 333-00815 and 333-66899) on Form S-3 of Devon Energy Corporation and our report dated February 5, 1997, relating to the consolidated balance sheet of Northstar Energy Corporation and subsidiaries as of December 31, 1996 and the related consolidated statements of operations and comprehensive income (loss), stockholders' equity and cash flows for the year then ended, which report appears in the December 31, 1998 annual report on Form 10-K of Devon Energy Corporation.



                              PRICEWATERHOUSECOOPERS LLP
                              Chartered Accountants

Calgary, Alberta, Canada
March 26, 1999